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                                                                    Exhibit 4.7



                      INSTRUMENTS DEFINING THE RIGHTS OF
                    SECURITY HOLDERS, INCLUDING INDENTURES



The Registrant has various long-term debt agreements which define the rights
of the holders of the related debt securities of the Registrant.   The
Registrant agrees to furnish copies of any unfiled debt agreements to the Commission upon request.





                                          FLEMING COMPANIES, INC.
                                          (Registrant)




Date    March 11, 1998                    By  Kevin J. Twomey
                                          Vice President-Controller
                                          (Principal Accounting Officer)